Exhibit 21.1

SUBSIDIARIES OF THE COMPANY

SUBSIDIARIES:

Cornerstone OnDemand Global Operations, Inc. (Delaware)
Cornerstone OnDemand Holdings, Inc. (Delaware)
Cornerstone OnDemand Europe Limited (United Kingdom)
Cornerstone OnDemand International Limited (United Kingdom)
Cornerstone OnDemand Limited (United Kingdom)
Cornerstone OnDemand Services India Private Limited (India)
Cornerstone OnDemand Spain SL (Spain)
Evolv Inc. (Delaware)
Grovo Learning Inc. (Delaware)
Sonar Limited (New Zealand)
Workpop Inc. (Delaware)
Saba Software (Canada), Inc. (Canada)
Saba Software Inc. (Delaware)
Saba Software India Private Limited (India)
Saba Software Sp.z.o.o. (Poland)
Saba Software (UK) Limited (United Kingdom)
Lumesse GmbH (Germany)
Lumesse Limited (United Kingdom)
Lumesse SARL (France)